Exhibit 99

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P R E S S   R E L E A S E

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RELEASE DATE:	CONTACT:

October 21, 2008	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION REPORTS
THIRD QUARTER 2008 EARNINGS

Ellwood City, Pennsylvania, October 21, 2008 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2008 of $0.26 per diluted share on net income of $3.1 million as compared to earnings of $0.16 per diluted share on net income of $2.0 million for the quarter ended September 30, 2007, a 62.5% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.65% and 10.13%, respectively, for the quarter ended September 30, 2008, compared to 0.43% and 6.58%, respectively, for the quarter ended September 30, 2007.

For the nine month period ended September 30, 2008, the Company realized earnings of $0.68 per diluted share on net income of $8.2 million compared to earnings of $0.47 per diluted share on net income of $6.0 million for the same period in the prior year, a 44.7% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.57% and 8.44%, respectively, for the nine month period ended September 30, 2008, compared to 0.42% and 6.27%, respectively, for the nine months ended September 30, 2007.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the nine months ended September 30, 2008, especially considering the challenging time for the banking industry.  Throughout the recent difficult interest rate environments, the sub-prime mortgage crises and most recently the bank failures, our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential. The results of these efforts are an improvement to our net interest margin of approximately 28 basis points since December 2007 and a significant improvement in earnings over the same period in 2007. I am also pleased with the fact that we have only been minimally impacted by the sub prime mortgage and credit issues that are currently affecting some financial institutions.  While we have seen an increase in provision for loan losses, that increase is primarily due to the growth of approximately 9.0% in the loan portfolio rather than to credit issues within our portfolio. While non-performing loans have had a nominal increase, we have lowered real estate owned by $988,000 since December 2007.” Ms. Zuschlag added that she is also pleased with the Company’s ability to manage its operating expenses. “Operating expenses decreased by 4.5% and 2.8% for the quarter and year to date when compared to 2007, and our ratio of non-interest expenses to average assets for the period is a respectable 1.20%.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

October 21, 2008

Consolidated net income increased $1.1 million, or 53.8%, to $3.1 million for the quarter ended September 30, 2008, compared to $2.0 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $2.1 million and a decrease in non-interest expense of $267,000, partially offset by increases in provision for loan losses and provision for income taxes of $253,000 and $475,000, respectively, and a decrease in non-interest income of $552,000.  Net interest income increased in 2008 primarily due to decreases in interest expense on deposits and borrowings of $2.5 million, partially offset by a decrease in interest income of $417,000. Included in the decrease in non-interest income were decreases in income from real estate joint ventures and a decrease in the fair value of the Company’s interest rate caps of $400,000 and $128,000, respectively. The Company utilizes interest rate caps to aid in its management of interest rate risk, these interest rate caps are unhedged and marked to market quarterly through the income statement.

Consolidated net income for the nine month period ended September 30, 2008, as compared to the nine month period ended September 30, 2007, increased $2.2 million, or 37.9%, to $8.2 million from $6.0 million.  This increase was primarily the result of an increase in net interest income of $3.6 million and a decrease in non-interest expense of $505,000, partially offset by increases in provision for loan losses and provision for income taxes of $253,000 and $1.1 million, respectively, and a decrease in non-interest income of $472,000.  Net interest income increased during the nine months ended September 30, 2008, primarily due to decreases in interest expense on deposits and borrowings of $4.9 million, partially offset by a decrease in interest income of $1.3 million. Included in the decrease in non-interest income were decreases to income from real estate joint ventures of $620,000.

The Company’s total assets increased by $81.9 million, or 4.4%, to $2.0 billion at September 30, 2008, compared to $1.9 billion at December 31, 2007.  The increase in assets resulted primarily from increases in loans receivable of $56.5 million, or 9.0%, securities available for sale of $25.5 million, or 2.4%, prepaid expenses and other assets of $5.7 million, or 42.1% and bank owned life insurance of $862,000, or 3.1%. The increase was, partially offset by decreases in Federal Home Loan Bank stock of $3.0 million, or 9.4%, real estate owned of $988,000, or 58.4% and real estate held for investment of $1.4 million, or 4.0%. The Company’s total liabilities increased by $87.9 million, or 5.0%, to $1.8 billion at September 30, 2008. This increase in total liabilities was primarily the result of an increase in deposits of $30.1 million, or 3.6%, borrowings of $60.7 million, or 6.9%, and accrued expenses and other liabilities of $3.2 million, or 25.7%, partially offset by a  decrease in accounts payable for land development  of $5.1 million, or 40.3%.  Total stockholders’ equity decreased $6.0 million, or 4.5%, to $126.9 million at September 30, 2008, from $132.8 million at December 31, 2007.  The decrease to stockholders’ equity was primarily the result of an increase to accumulated other comprehensive loss of $8.9 million and an increase to treasury stock of $1.9 million, partially offset by an increase in retained earnings of $4.2 million. The increase in the accumulated other comprehensive loss of $8.9 million was primarily related to a decline in the pre-tax fair value of the floating rate corporate bonds of $2.8 million, fixed rate corporate bonds of $2.0 million,  municipal bonds of $6.5 million and fixed rate mortgage backed securities of $2.8 million.  Average stockholders’ equity to average assets was 6.78%, and book value per share was $10.40 at September 30, 2008 compared to 6.74% and $10.71 at December 31, 2007.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

October 21, 2008

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 21, 2008

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Interest income	$ 24,135	$ 24,552	$ 71,808	$ 73,137
Interest expense	15,914	18,437	49,205	54,153

Net interest income	8,221	6,115	22,603	18,984
Provision for loan losses	409	156	920	667
Net interest income after provision for
loan losses	7,812	5,959	21,683	18,317
Noninterest income	1,531	2,083	5,369	5,841
Noninterest expense	5,628	5,895	17,306	17,811
Income before provision
for income taxes	3,715	2,147	9,746	6,347
Provision for income taxes	591	116	1,506	373

Net income	$ 3,124	$ 2,031	$ 8,240	$ 5,974

Net income per share:
Basic	$0.26	$0.16	$0.68	$0.48
Diluted	$0.26	$0.16	$0.68	$0.47

Annualized return on average assets	0.65%	0.43%	0.57%	0.42%
Annualized return on average equity	10.13%	6.58%	8.44%	6.27%

FINANCIAL CONDITION DATA:
			As of:
			September 30,	December 31,
			2008	2007

Total assets			$ 1,962,152	$ 1,880,235
Cash and cash equivalents			18,684	19,258
Total investment securities			1,085,489	1,059,972
Loans receivable, net			680,710	624,251
Real estate owned			704	1,692
Customer deposits			872,958	842,854
Borrowed funds (includes subordinated debt)			937,396	876,727
Stockholders' equity			126,872	132,845
Average equity to average assets			6.78%	6.74%
Book value per share			$10.40	$10.71

Non-performing loans to total loans			0.36%	0.36%
Non-performing assets to total assets			0.17%	0.23%
Allowance for loan losses to loans receivable			0.83%	0.85%
Allowance for loan losses to non-performing loans			234.01%	236.21%